Exhibit 99.1

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.14 PER UNIT

Distribution 7% Higher Than First Quarter 2010

HOUSTON, April 20, 2011 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.14 ($4.56 annualized) payable on May 13, 2011, to unitholders of record as of April 29, 2011.  The distribution represents a 7 percent increase over the first quarter 2010 cash distribution per unit of $1.07 ($4.28 annualized).  KMP has increased the distribution 40 times since current management took over in February of 1997.
KMP reported first quarter distributable cash flow before certain items of $382.2 million, up 8 percent from $353.7 million for the comparable period in 2010.  Distributable cash flow per unit before certain items was $1.21 compared to $1.18 for the first quarter last year.  First quarter net income before certain items was $423.5 million versus $383.1 million for the same period in 2010.  Including certain items, net income was $340.9 million compared to $227.4 million for the first quarter of 2010.  Certain items totaled a net loss of $82.6 million versus $155.7 million for the same period last year.  Virtually all of the $82.6 million was attributable to an accounting entry for a one-time bonus payment to non-senior management employees that KMP and its unitholders are not responsible for and will never pay any portion of.  The amount must be reflected on KMP’s income statement, however, for GAAP purposes.
Chairman and CEO Richard D. Kinder said, “We are pleased to increase our cash distribution per unit for the fifth consecutive quarter.  All five of our businesses produced stronger first quarter results than in the comparable period last year.  Total segment earnings before DD&A were $879.4 million, up 6 percent from $826.9 million for the first quarter of 2010.  Given our solid asset performance, along with current oil prices and interest rates, we are on pace to generate excess cash flow of almost $100 million for 2011, versus our annual budget of $37 million.  We previously announced that KMP is expected to declare cash distributions of
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$4.60 per unit for 2011, which would be a 4.5 percent increase over 2010, and we expect to meet or exceed that target.”
Overview of Business Segments
The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $180.3 million, up 10 percent from $163.9 million for the comparable period in 2010, and is currently expected to come in right around its published annual budget of 6 percent growth.
“About two-thirds of the growth in the first quarter compared to the same period last year was driven by good results from the Cochin pipeline system and our Pacific operations,” Kinder said.  “Cochin’s propane revenues increased by 94 percent compared to the first quarter last year due to an incentive tariff offering and weather driven demand.  Results on our Pacific system were attributable to a modest increase in volumes and higher terminal revenues.”  Plantation, the Southeast and West Coast terminals, and the company’s transmix processing operations also produced higher results than in the first quarter of 2010.
Total refined products volumes increased 4.4 percent for the first quarter versus the same period last year.  Overall gasoline volumes (including transported ethanol on the Central Florida Pipeline) were up 2.3 percent, driven by a substantial increase on Plantation reflecting higher volumes from expanded refinery operations and capacity allocations on a competing pipeline.  Diesel volumes were up 11.3 percent due to resurgent economic activity in the company’s Pacific operations (including incremental diesel demand from mining operations in northern Nevada), and on Plantation, where a recently completed refinery expansion provided incremental ultra-low sulfur diesel supply.  Jet fuel volumes were up 3.2 percent led by a significant increase in military jet volumes on Pacific and CALNEV, and solid commercial volumes on Plantation.  Total NGL volumes increased by 12.4 percent compared to the first quarter of 2010 due to Cochin’s strong performance, where volumes were up 77 percent versus the same period last year.
The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $222.6 million, up 2 percent from $219.3 million for the comparable
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period of 2010, and is currently expected to be slightly below its annual budget of 8 percent growth.
“Growth in the first quarter was driven by contributions from the KinderHawk joint venture in the Haynesville Shale (which was formed in the second quarter last year), the Fayetteville Express Pipeline (which began full service Jan. 1, 2011), expansion of the Midcontinent Express Pipeline (completed in June of 2010), and good results from our Casper-Douglas processing assets and the Texas intrastate pipeline system,” Kinder said.  “First quarter earnings before DD&A for this segment were impacted by lower volumes and transportation revenues at Kinder Morgan Interstate Gas Transmission, and lower results at Rockies Express due to a contractual agreement regarding fuel recoveries.  Looking ahead, we continue to see various opportunities in the shale plays that will help drive future growth in this segment.”
Overall segment transport volumes were up 10 percent in the first quarter versus the same period last year due to the Fayetteville Express Pipeline coming on line and the force majeure that impacted Rockies Express for a portion of the first quarter in 2010.  At the Texas Intrastates, sales volumes were up 1 percent in the first quarter compared to the same period in 2010.
The CO2 business reported first quarter segment earnings before DD&A and certain items of $258.3 million, up 4 percent from $247.8 million for the same period in 2010, and given current oil prices, is on track to exceed its published annual budget of 14 percent growth.
“Growth in the first quarter compared to the same period last year was attributable to higher oil prices and higher NGL prices on unhedged volumes,” Kinder said.  “Higher oil prices more than offset the expected lower production in the first quarter, as the realized average weighted oil price was about $8 per barrel higher for the first quarter than it was in the comparable period last year.”
Oil production was lower at the SACROC Unit (28.9 thousand barrels per day (MBbl/d) versus 30.0 MBbl/d) compared to the first quarter of 2010, but basically flat to plan.  At the Yates Field production was down (21.9 MBbl/d versus 25.6 MBbl/d) compared to the same period last year, but just slightly below plan, due primarily to weather issues in February.  “At the Katz Field, we are getting results from our recently initiated enhanced oil recovery activities, but the production response is slower than anticipated, which could actually be positive for the
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project longer term,” Kinder said.  “We now expect to realize about an incremental 600 barrels of oil production at Katz this year, down from approximately 1,000 incremental barrels.”
Gross NGL production from the Snyder Gasoline Plant increased by more than 5 percent compared to the first quarter of 2010 (16.2 MBbl/d versus 15.3 MBbl/d).  However, net volumes declined compared to the same period last year (8.3 MBbl/d versus 9.7 MBbl/d) due to a contractual reduction in KMP’s net interest in the NGL production at the lease.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel for the quarter, with all hedges allocated to oil, was $68.78 versus $60.50 for the same period in 2010.  The realized weighted average NGL price per barrel for the quarter, allocating none of the hedges to NGLs, was $60.93 compared to $55.06 for the same period last year.
The Terminals business produced first quarter segment earnings before DD&A and certain items of $170.3 million, up 13 percent from $150.9 million for the comparable period in 2010, and on target to meet its published annual budget target of 10 percent growth.
“Organic growth accounted for about 80 percent of this segment’s earnings increase in the first quarter,” Kinder said.  “Growth was driven by strong results at our large liquids terminals on the Houston Ship Channel, reflecting customer demand and higher rates on contract renewals, along with a significant increase in bulk transload tonnage.  We had record export coal volumes at our Pier IX facility in Virginia and a 21 percent increase in steel volumes handled compared to the first quarter of 2010.  Acquisitions accounted for the other 20 percent of the growth, due primarily to the Slay and Watco transactions.”
For the first quarter, this segment handled 15.7 million barrels of ethanol, up slightly from the comparable period last year.  Combined, the terminals and products pipelines business segments handled about 23 million barrels of ethanol, up slightly from the same period last year.  KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced first quarter segment earnings before DD&A and certain items of $47.9 million, up 7 percent from $45.0 million for the same period in 2010, and
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is currently expected to come in slightly ahead of its published annual budget of 6 percent growth.
“Growth for the quarter was driven by increased deliveries into Washington state on the Trans Mountain pipeline system, as mainline throughput was up about 12 percent compared to the first quarter of 2010,” Kinder said.
2011 Outlook
KMP previously announced that it expects to declare cash distributions of $4.60 per unit for 2011, a 4.5 percent increase over the $4.40 per unit it distributed for 2010, and the company is on track to meet or exceed that target.  “KMP’s stable and diversified assets continue to grow and increase cash flow in all types of market conditions,” Kinder said.
KMP’s expectations assume an average WTI crude oil price of approximately $89 per barrel in 2011, which approximated the forward curve at the time the budget was prepared.  The overwhelming majority of cash generated by KMP’s assets is fee based and is not sensitive to commodity prices.  In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids.  For 2011, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $5 million, or less than 0.2 percent of KMP’s combined business segments’ anticipated segment earnings before DD&A.
KMR also expects to declare distributions of at least $4.60 per share for 2011.
Other News
Products Pipelines

●
KMP’s expansion at its Carson Terminal in California is running ahead of schedule.  The approximately $77 million project will further increase storage capacity by adding seven new tanks with a capacity of 560,000 barrels for refined petroleum products.  Two of the tanks are now expected to be in service in November of 2011, about eight months sooner than planned.  The remaining five tanks are expected to be in service in late 2013 and early 2014.  Six of the seven tanks have been leased under a long-term agreement with a major oil company.

●
Construction of KMP’s approximately $48 million expansion project at the Travis Air Force Base in northern California is also running ahead of schedule.  The company now expects two of three 150,000-barrel storage tanks under construction to begin service in December of 2011, three months earlier than planned.  The third tank is still expected to be in service in March of 2012.  All three tanks will store military jet fuel.  The company completed building a 1.6-mile, 16-inch pipeline that connects the new tank farm to its Sacramento main line in the fourth quarter of 2010.

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Natural Gas Pipelines

●
Eagle Ford Gathering, a joint venture between KMP and Copano Energy, entered into a new long-term agreement in February to provide natural gas gathering, transportation, processing and fractionation services to Anadarko E&P Company.  Including funding its 50 percent equity interest in the joint venture, KMP has committed $166 million to expansion projects in the Eagle Ford Shale play.  This investment will result in a system of almost 400 miles of existing and newly constructed pipelines.  When fully powered with compression, the pipelines will have the capacity to gather over 700 million cubic feet (MMcf) per day of natural gas.  The joint venture is continuing to pursue additional investment opportunities in the Eagle Ford Shale.

●
Firm contract service began for all shippers via the Fayetteville Express Pipeline (FEP) on Jan. 1, 2011, and final construction (including all compression) of the pipeline was completed during the first quarter.  Flowing volumes have increased during the first quarter to 1.1 billion cubic feet (Bcf) per day.  FEP has an initial capacity of 2 Bcf per day and has secured 10-year binding commitments totaling 1.85 Bcf per day.  A joint venture with Energy Transfer Partners, FEP is a 42-inch, 185-mile pipeline that stretches from Conway County, Ark., to Panola County, Miss.

●
KinderHawk Field Services, the natural gas gathering and treating joint venture of KMP and Petrohawk in the Haynesville Shale in Louisiana, continues to experience growth in volume throughput, miles of pipe constructed and number of wells connected.  KinderHawk currently has more than 400 miles of pipeline with approximately 2 Bcf per day of pipeline capacity and throughput of about 940 MMcf per day.  Throughput is expected to reach 1.2 Bcf per day by year end.

●
KMIGT reached a settlement in principle in the first quarter with its shippers and the Federal Energy Regulatory Commission on its Section 5 rate case.  Pending approval, the settlement will have a full year impact on KMP of less than $10 million.  For 2011, the impact will be even less because the settlement will only be in effect for a partial year.

CO2

●
KMP is investing approximately $230 million in a project that is expected to unlock an incremental 25 million barrels of oil to be produced over the next 15 to 20 years from the Katz Field in the Permian Basin of West Texas.  In addition to delivering CO2 to the Katz Field, KMP’s recently completed Eastern Shelf Pipeline provides third-party customers in the region with access to a steady supply of CO2 for enhanced oil recovery.

Terminals

●
As detailed at the company’s recent investor conference, demand for coal exports will be a driver of future growth for the Terminals segment.  KMP has entered into two significant contracts with customers to handle coal and is actively pursuing additional coal export opportunities.  KMP entered into a 15-year agreement with Massey Coal Export Company to handle up to 6 million tons of coal annually through its IMT Terminal in Myrtle Grove, La., on the lower Mississippi River.  KMP will invest approximately $70 million to expand the terminal, which will enable it to handle the incremental coal volumes.  The project is

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expected to be completed in 2012. The company also entered into an agreement with a large western coal producer to handle up to 2.2 million tons of Colorado coal annually at its Houston bulk terminal located on the Houston Ship Channel. To accommodate the additional tonnage, KMP will invest approximately $18 million to expand the facility. Unit trains will transport bituminous coal from Colorado mines to the Houston bulk facility where the cargo will be offloaded and stored before being loaded onto ocean vessels. The company expects to begin handling coal for this new contract in July of 2011. This marks the first time that western coal will be exported from the Port of Houston.

●
KMP formed a crude oil joint venture with Deeprock Energy Resources and Mercuria Energy Trading in Cushing, Okla.  KMP is investing approximately $25 million for a 50 percent stake in an existing crude oil tank farm that has storage capacity of 1 million barrels and for the construction of three new storage tanks that will have an incremental storage capacity of 750,000 barrels.  The new tanks are expected to be in service in the third quarter of 2011.  Additionally, KMP has entered into a development agreement that gives the company an option to participate in future expansions of Deeprock’s remaining undeveloped land.

●
KMP has completed construction of its Deer Park Rail Terminal (DPRT) and related ethanol handling assets at its Pasadena Terminal located along the Houston Ship Channel.  The $19 million project included building a new ethanol unit-train facility with space for multiple unit trains, an offloading rail rack for unit trains of approximately 100 railcars, and an 80,000-barrel storage tank at DPRT.  KMP also extended an existing pipeline by 2.4 miles so that ethanol can be moved from DPRT to its Pasadena terminal for either storage or blending at the truck rack.  The project is supported by long-term customer contracts and the first trains are expected to arrive this month.

●
KMP, which closed on its equity investment in Watco Companies in January, continues to pursue new growth opportunities with the rail company.  KMP anticipates making additional investments with and in Watco during 2011 to complement KMP’s existing terminal network and provide customers additional transportation services.  Watco owns the largest privately owned short-line railroad company in the United States.

Financings

●	KMP sold common units valued at approximately $82.5 million in the first quarter under its at-the-market program. Additionally, KMP issued $1.1 billion in senior notes in February.

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $1.14 distribution ($4.56 annualized) payable on May 13, 2011, to shareholders of record as of April 29, 2011.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
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Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates approximately 28,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $33 billion.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Combined, KMI and KMP have an enterprise value of approximately $55 billion.  For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

CONTACTS
Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.  Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash
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distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, Fayetteville Express, KinderHawk and Cypress, our equity method investees, less equity earnings plus cash distributions received for Express, Eagle Ford and Endeavor, additional equity investees.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments’ respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure.  Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools.  You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow
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measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.
# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended March 31,
	2011	2010

Revenues	$1,992.8	$2,129.6

Costs, expenses and other
Operating expenses	1,124.3	1,469.5
Depreciation, depletion and amortization	221.8	227.3
General and administrative	189.2	101.1
Taxes, other than income taxes	48.6	45.1
Other expense (income)	(0.2)	(1.3)
	1,583.7	1,841.7
Operating income	409.1	287.9

Other income (expense)
Earnings from equity investments	64.9	46.7
Amortization of excess cost of equity investments	(1.5)	(1.4)
Interest, net	(126.7)	(111.5)
Other, net	1.6	6.7

Income before income taxes	347.4	228.4

Income taxes	(6.5)	(1.0)

Net income	340.9	227.4

Net income attributable to Noncontrolling Interests	(3.1)	(2.1)

Net income attributable to KMP	$337.8	$225.3

Calculation of Limited Partners’ interest in Net Income (loss) attributable to KMP
Income attributable to KMP	$337.8	$225.3
Less: General Partner’s interest	(280.6)	(249.2)
Limited Partners’ interest in net income (loss)	$57.2	$(23.9)

Limited Partners’ net income (loss) per unit
Net income (loss)	$0.18	$(0.08)
Weighted average units outstanding	317.2	298.8

Declared distribution / unit	$1.14	$1.07

	Three Months Ended March 31,
	2011	2010
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$180.5	$6.4
Natural Gas Pipelines	222.6	220.6
CO2	262.0	253.2
Terminals	174.4	150.5
Kinder Morgan Canada	47.9	45.0
	$887.4	$675.7

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(In millions except per unit amounts)

	Three Months Ended March 31,
	2011	2010
Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$180.3	$163.9
Natural Gas Pipelines	222.6	219.3
CO2	258.3	247.8
Terminals	170.3	150.9
Kinder Morgan Canada	47.9	45.0
Total	$879.4	$826.9

Segment DD&A and amortization of excess investments
Products Pipelines	$26.8	$25.2
Natural Gas Pipelines	31.9	30.5
CO2	103.5	118.8
Terminals	47.5	43.6
Kinder Morgan Canada	13.6	10.6
Total	$223.3	$228.7

Segment earnings contribution
Products Pipelines (1)	$153.5	$138.7
Natural Gas Pipelines (1)	190.7	188.8
CO2 (1)	154.8	129.0
Terminals (1)	122.8	107.3
Kinder Morgan Canada (1)	34.3	34.4
General and administrative (1) (2)	(101.1)	(99.2)
Interest, net (1) (3)	(131.5)	(115.9)
Net income before certain items	423.5	383.1
Certain items
Allocated non-cash long-term compensation	(2.8)	(1.4)
Allocated non-cash employee growth share plan expense	(82.6)	-
Acquisition costs (4)	(0.5)	(1.0)
Legal expenses (5)	(0.6)	(1.6)
Legal reserves (6)	-	(158.0)
Mark to market and ineffectiveness of certain hedges (7)	3.7	6.3
Insurance deductible and casualty loss (8)	(2.0)	(0.4)
True-up of loss on sale (9)	2.2	-
Other (10)	-	0.4
Sub-total certain items	(82.6)	(155.7)
Net income	$340.9	$227.4
Less: General Partner’s interest in net income (11)	(280.6)	(249.2)
Less: Noncontrolling Interests in net income	(3.1)	(2.1)
Limited Partners’ net income (loss)	$57.2	$(23.9)

Net income attributable to KMP before certain items	$419.3	$378.7
Less: General Partner’s interest in net income before certain items (11)	(281.4)	(250.7)
Limited Partners’ net income before certain items	137.9	128.0
Depreciation, depletion and amortization (12)	266.9	260.4
Book (cash) taxes - net	10.2	(1.6)
Express, Endeavor & Eagle Ford contribution	3.1	(0.4)
Sustaining capital expenditures (13)	(35.9)	(32.7)
DCF before certain items	$382.2	$353.7

Net income / unit before certain items	$0.43	$0.43
DCF / unit before certain items	$1.21	$1.18
Weighted average units outstanding	317.2	298.8

____________
Notes ($ million)
(1)	Excludes certain items:
1Q 2010 - Products Pipelines $(157.5), Natural Gas Pipelines $1.3, CO2 $5.4, Terminals $(0.4), general and administrative expense $(4.1), interest expense $(0.4)
1Q 2011 - Products Pipelines $0.2, CO2 $3.7, Terminals $4.1, general and administrative expense $(90.4), interest expense $(0.2)
(2)	General and administrative expense includes income tax that is not allocable to the segments: 1Q 2010 - $2.2, 1Q 2011 - $2.3
(3)	Interest expense excludes interest income that is allocable to the segments: 1Q 2010 - $4.8, 1Q 2011 - $5.0
(4)	Acquisition expense items related to closed acquisitions. Under prior accounting standards, these expenses would have been capitalized.
(5)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures
(6)	Legal reserve adjustments related to the rate case litigation of west coast Products Pipelines
(7)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.
(8)	Insurance deductible and write-off of assets and expenses related to casualty losses.
(9)	True-up (primarily related to income tax expense) on Terminals asset write down and sale.
(10)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, and Terminals overhead credit on certain items capex.
(11)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7.1 in 1Q 2011.
(12)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), KinderHawk (2011), Cypress (2011), and Fayetteville Express (FEP 2011) DD&A: 1Q 2010 - $31.7 and 1Q 2011 - $43.6

(13)	Includes KMP share of REX, MEP, FEP, KinderHawk, and Cypress sustaining capital expenditures

Volume Highlights
(Historical pro forma for acquired assets)

	Three Months Ended March 31,
	2011	2010
Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	65.6	68.1
Diesel	25.2	23.4
Jet Fuel	19.9	19.7
Sub-Total Refined Product Volumes - excluding Plantation	110.7	111.2
Plantation (MMBbl)
Gasoline	30.3	25.7
Diesel	11.4	9.4
Jet Fuel	5.7	5.1
Sub-Total Refined Product Volumes - Plantation	47.4	40.2
Total (MMBbl)
Gasoline (1)	95.9	93.8
Diesel	36.6	32.8
Jet Fuel	25.6	24.8
Total Refined Product Volumes	158.1	151.4
NGL’s (2)	6.6	5.9
Total Delivery Volumes (MMBbl)	164.7	157.3
Ethanol (MMBbl) (3)	7.3	7.2

Natural Gas Pipelines (4)
Total Delivery Volumes (MMBbl)	694.4	632.3
Sales Volumes (Bcf)	191.2	189.0

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.3	1.3
Southwest Colorado Production - Net (Bcf/d) (5)	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (6)	28.9	30.0
Sacroc Oil Production - Net (MBbl/d) (7)	24.1	25.0
Yates Oil Production - Gross (MBbl/d) (6)	21.9	25.6
Yates Oil Production - Net (MBbl/d) (7)	9.7	11.4
Katz Oil Production - Gross (MBbl/d) (6)	0.2	0.3
Katz Oil Production - Net (MBbl/d) (7)	0.2	0.3
NGL Sales Volumes (MBbl/d) (8)	8.3	9.7
Realized Weighted Average Oil Price per Bbl (9) (10)	$68.78	$60.50
Realized Weighted Average NGL Price per Bbl (10)	$60.93	$55.06

Terminals
Liquids Leasable Capacity (MMBbl)	58.8	57.9
Liquids Utilization %	94.4%	96.4%
Bulk Transload Tonnage (MMtons)	23.7	21.4
Ethanol (MMBbl)	15.7	15.5

Trans Mountain (MMbbls - mainline throughput)	26.7	23.8
____________
(1)	Gasoline volumes include ethanol pipeline volumes
(2)	Includes Cochin and Cypress
(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above
(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, KMLA, and FEP (beginning in 2011) pipeline volumes.
(5)	Includes McElmo Dome and Doe Canyon sales volumes
(6)	Represents 100% production from the field
(7)	Represents KMP’s net share of the production from the field
(8)	Net to KMP
(9)	Includes all KMP crude oil properties
(10)	Hedge gains/losses for Oil and NGLs are included with Crude Oil

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Abbreviated Consolidated Balance Sheet
(Unaudited)
(In millions)

	March 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$178	$129
Other current assets	1,063	1,158
Property, plant and equipment, net	14,696	14,603
Investments	3,903	3,886
Goodwill, deferred charges and other assets	2,007	2,085
TOTAL ASSETS	$21,847	$21,861

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Notes payable and current maturities of long-term debt	$1,333	$1,262
Other current liabilities	1,497	1,502
Long-term debt	10,416	10,277
Value of interest rate swaps	530	605
Other	974	922
Total liabilities	14,750	14,568

Partners’ capital
Accumulated other comprehensive loss	(357)	(186)
Other partners’ capital	7,375	7,397
Total KMP partners’ capital	7,018	7,211
Noncontrolling interests	79	82
Total partners’ capital	7,097	7,293
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$21,847	$21,861

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$11,571	$11,410

Segment Earnings Before DD&A and certain items	$3,522	$3,457
G&A	(377)	(375)
Income Taxes	48	36
EBITDA (1) (2)	$3,193	$3,118

Debt to EBITDA	3.6	3.7

(1)	EBITDA is last twelve months
(2)	EBITDA includes add back of KMP’s share of REX, MEP, FEP, KinderHawk, and Cypress DD&A